Exhibit 10.57a
FIRST AMENDMENT TO PURCHASED SERVICES AGREEMENT
     This FIRST AMENDMENT TO PURCHASED SERVICES AGREEMENT (this “First Amendment”) is effective as of the 1st day of April, 2009, and is entered into by and between GK FINANCING, LLC, a California limited liability company (“GKF”), or its wholly owned subsidiary whose obligations hereunder shall be guaranteed by GKF, and UNIVERSITY OF SOUTHERN CALIFORNIA, a California nonprofit public benefit corporation (“Hospital”).
Recitals:
     A. On March 5, 2008, GKF and USC University Hospital, Inc. (“USC University Hospital”), entered into a certain Purchased Services Agreement.
     B. Pursuant to a certain letter dated effective as of March 31, 2009, GKF agreed to the transfer and assignment to Hospital of all of USC University Hospital’s right, title and interest in, under and to the Purchased Services Agreement. The Purchased Services Agreement, as assigned to and assumed by Hospital, is referred to herein as the “Agreement.”
     C. GKF and Hospital desire to amend the Agreement as set forth herein.
     NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby amend the Agreement as follows:
Agreement:
     1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Agreement.
     2. Amendment to Section 7. Section 7 of the Agreement (Marketing Support) is hereby deleted in its entirety and replaced with the following:
“7. Marketing. Hospital shall determine whether and how to market the services provided using the Equipment. The parties shall discuss and mutually agree on marketing activities that promote the Equipment and the Hospital services related to the Equipment to the mutual benefit of both parties. If such joint marketing is undertaken, the parties will determine an appropriate allocation of the costs of the marketing based on the relative benefit each receives.”
     3. Amendment to Section 8(b). Section 8(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(b) In consideration for and as compensation to GKF for deinstallation and removal of the Model C, the preparation, construction and improvement of the Site, installation of the Equipment and the other additional services to be provided by GKF under this Agreement, Hospital shall pay to GKF, on a monthly basis, the applicable per Procedure payments set forth in Exhibit 8 of this Agreement (the “Purchased

Services Payments”) for each “Procedure” that is performed using the Equipment at the Site, whether on an inpatient or outpatient basis, and irrespective of the actual amounts billed or collected, if any, pertaining to such procedures. As used herein, a “Procedure” means any treatment that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.”
     4. New Section 9.5. The following is hereby added as a new Section 9.5 to the Agreement:
“(a) At all times during the term of the Agreement subsequent to the effective date of this First Amendment, Hospital represents and warrants that any and all Procedures performed or to be performed within the “Southern California Region” (as defined below) by Hospital, its representatives and/or affiliates (including, without limitation, USC/Norris Comprehensive Cancer Center), whether on an inpatient or outpatient basis, shall be performed using the Equipment at the Site, except that the foregoing representation and warranty shall not apply (i) to the performance of any Procedures using the existing Cyberknife equipment, as presently configured, upgraded or replaced (the “Cyberknife”), so long as the Procedures using such Cyberknife are performed at the USC/Norris Comprehensive Cancer Center; (ii) to the performance of any Procedures outside the Southern California Region; (iii) to the activities of Hospital-affiliated physicians at facilities not owned or operated by Hospital or its affiliates; or (iv) if the Equipment ceases to represent the prevailing standard of care for Procedures, as determined in accordance with Section 9.5(c) below (the “Equipment Use Representation”). As used herein, the “Southern California Region” shall mean the California counties of Imperial, Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara and Ventura.
“(b) Notwithstanding anything to the contrary contained in this Agreement, in the event of a breach of the Equipment Use Representation at any time or from time-to-time, for any reason or for no reason, then, within thirty (30) days following the occurrence thereof, Hospital shall pay to GKF as liquidated damages for the loss of the benefit from the Equipment Use Representation and not as a penalty, an amount equal to * that is performed using any other equipment or devices (other than the Equipment), including, without limitation, any other Leksell Gamma Knife unit(s) of any model type or configuration (provided that no such liquidated damages shall be payable for any Procedures performed using the Cyberknife). Such liquidated damages (i) shall be payable for all Procedures performed anywhere within the Southern California Region using such other equipment or devices by Hospital or its representatives or affiliates, whether on an inpatient or outpatient basis, and irrespective of the actual amounts billed or collected, if any, pertaining to such Procedures; (ii) shall be in addition to any Purchased Services Payments that are payable to GKF for Procedures performed using the Equipment as set forth herein; and (iii) shall be the sole and exclusive remedy for any breach of the Exclusive Use Representation and shall not apply to any other breach of this Agreement. Hospital and GKF acknowledge that the liquidated damages formula set forth in this Section constitutes a reasonable method to calculate GKF’s damages resulting from a breach of the Equipment Use Representation under the circumstances existing as of the date of this First Amendment.
“(c) A determination as to whether the Equipment ceases to represent the prevailing standard of care for Procedures may be requested in writing by either party at any time on or after the fifth (5th) anniversary of the First Procedure Date and not more than once during any twelve month period commencing from the fifth (5th) anniversary of the First Procedure Date. The Equipment shall be deemed not to represent the prevailing standard of care for the performance of Procedures if it is determined in accordance with the procedures set forth in this Section 9.5(c) that it is not medically appropriate to use the Equipment to perform any and all Procedures (other than due to a temporary unavailability of the Equipment to perform Procedures, e.g., for servicing or Cobalt reloading of the Equipment, if any). The prevailing standard of care for the performance of Procedures shall not mean the best or a better standard of care, but rather is an accepted standard of care within the radiosurgery community. Within ten (10) days following a party’s receipt of a request from the other party, each party shall designate a practicing neurosurgeon who shall have not less than ten (10) years experience in the performance of radiosurgical procedures using various radiosurgical devices, including the Gamma Knife. Within ten (10) days of such designation, each such designee shall mutually agree upon and designate a third neurosurgeon having the same qualifications as described above and who shall have no relationship or medical staff privileges with either Hospital or GKF. The three (3) designated physicians shall have thirty (30) days within which to determine whether the Equipment does not represent the prevailing standard of care for Procedures based on the standard set forth in this Section 9.5(c). Any determination that the Equipment does not represent the prevailing standard of care for Procedures based on the standard set forth in this Section 9.5(c) must be in writing and signed by not less than two (2) of the three (3) physician designees. If the requisite number of physician designees fails to make such determination as provided above, then, the Equipment shall be deemed to continue to represent the prevailing standard of care for Procedures based on the standard set forth in this Section 9.5(c), and the party requesting the determination shall be required to promptly reimburse the other party for any reasonable costs or expenses incurred by the other party in connection with such determination. If the requisite number of physician designees makes the determination that the Equipment does not represent the prevailing standard of care for Procedures as provided above, then, (i) from and after the date of such determination, Hospital, its representatives and affiliates, may perform Procedures without using the Equipment without being in breach of the Equipment Use Representation; and (ii) the party not requesting the determination shall be required to promptly reimburse the other party for any reasonable costs or expenses incurred by the other party in connection with such determination.”
     5. Amendment to Exhibit 8. Based in part on GKF’s lowered marketing expense commitment pursuant to this First Amendment, Exhibit 8 to the Agreement is hereby deleted in its entirety and replaced with Exhibit 8 attached to this First Amendment.
     6. Other. In connection with the assignment of the Agreement from USC University Hospital to USC, if required by the third party financing company which holds a security interest in the Equipment, Hospital shall promptly execute and deliver a consent to sublease for the purpose of evidencing the Lender’s interest in the Equipment and/or this Agreement.
     7. Full Force and Effect. Except as amended by this First Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect. Notwithstanding the foregoing, to the extent of any conflict or inconsistency between the terms and provisions of this First Amendment and that of the Agreement, the terms and provisions of this First Amendment shall prevail and control.
     IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of the date first written above.

GKF:		Hospital:

GK FINANCING, LLC		UNIVERSITY OF SOUTHERN CALIFORNIA

By:	/s/ Craig K. Tagawa	By:	/s/ Clare H Shinnerl

	Craig K. Tagawa Chief Executive Officer		Name: Clare Hansen- Shinnerl Title: Assistant VP, Business Services

Exhibit 8
PER PROCEDURE PAYMENTS

Year	Annual Procedures Performed	Fee Per Procedure

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Notwithstanding anything to the contrary set forth herein, (a) for purposes of determining the per procedure payment, the number of annual procedures performed shall be reset to zero (0) at the commencement of each anniversary of the First Procedure Date; and (b) there shall be no retroactive adjustment of the per procedure payment irrespective of whether the number of procedures performed reaches a lower per procedure payment level. *.